NEWS RELEASE
For Immediate Release	Contact: Investor Relations
February 11, 2008
(206) 298-2909

EMERITUS OBTAINS LINE OF CREDIT

-Adds Unsecured Facility of $25 Million-

SEATTLE, WA, February 11, 2008 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced that it has obtained a new $25 million unsecured line of credit from Wells Fargo Bank, National Association.  The $25 million unsecured facility bears a variable interest rate of one-half of one percent below Wells Fargo’s prime rate, based on outstanding borrowings, and matures in February 2009.

Raymond Brandstrom, Executive Vice President and Chief Financial Officer, commented, “The new unsecured credit facility, a reflection of our strong cash flows, offers us greater financial flexibility at attractive borrowing rates.   It will allow us to continue to maintain a strong balance sheet, while providing us an additional source of capital for general corporate purposes.”

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 287 communities in 37 states representing capacity for approximately 24,680 units and 29,522 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.